Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Enters Into Interest Rate Swap Agreement Through 2012

Locks in Interest Rate of 2.005%

Livonia, Mich., Dec. 21, 2009: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today that it has entered into an 18-month forward-starting interest rate swap agreement with JPMorgan Chase Bank, National Association as the counterparty. The swap agreement has an initial notional amount of $300.0 million. The Company entered into the swap agreement to fix the interest rate for $300.0 million of its variable rate debt under its senior secured credit facility effective Dec. 31, 2010, which is the expiration date of the Company’s existing interest rate swap agreements. The notional amount of $300.0 million amortizes by $40.0 million at the end of each quarter to $100.0 million for the quarter ended June 30, 2012. The swap agreement terminates on June 30, 2012.

Under the swap agreement, the Company is required to make payments at a fixed three-month LIBOR interest rate of 2.005%, plus an applicable margin of 1.75%, for an effective rate of 3.755% per annum to the counterparty on an initial notional amount of $300.0 million in exchange for receiving variable payments based on the three-month LIBOR rate for the same notional amount. The Company may enter into additional swap transactions in the future from time to time.

“Given the current global economic uncertainty, we are pleased to fix the interest rate for a substantial portion of our floating debt, through the middle of 2012, at a forward interest rate near the 20-year low,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.

In 2007, Valassis entered into interest rate swap contracts to fix three-month LIBOR through Dec. 31, 2010. At Sept. 30, 2009, these contracts covered a notional amount of $447.2 million at a three-month LIBOR rate of 5.026%, plus an applicable margin of 1.75%, for an effective rate of 6.776%. Valassis had $512.4 million outstanding under its senior secured credit facility on Sept. 30, 2009.

Under the senior secured credit facility, the Company has no material debt maturities scheduled until 2014. For more details on our capital structure, see Valassis’ most recently filed 10-Q.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; court approval of the settlement agreement among the parties to the pending ADVO securities class action lawsuit; our current litigation with News America Incorporated may be costly and divert management’s attention; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit ratings may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com